Exhibit 10.3

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR
SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN.

SUCH OFFER OR SOLICITATION ONLY WILL BE MADE IN COMPLIANCE WITH ALL
APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

CHARTER COMMUNICATIONS, INC.

TERM SHEET FOR PROPOSED JOINT CHAPTER 11 PLAN OF REORGANIZATION

This term sheet (this “Term Sheet”) describes the principal terms of a proposed restructuring of Charter Communications, Inc. (“CCI”), together with all of its direct and indirect subsidiaries and Charter Investment, Inc. (“CII,” and together with CCI and its direct and indirect subsidiaries, the “Debtors”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Annex A.

PLAN PROPONENTS:	The Debtors.
PLAN OF REORGANIZATION:
The Debtors shall file a joint plan of reorganization (the “Plan”) and related disclosure statement (the “Disclosure Statement”) that are consistent with this Term Sheet and shall use commercially reasonable best efforts to consummate the Plan.[1]

The Plan and the Disclosure Statement shall be consistent with the terms of this Term Sheet and reasonably acceptable to the Debtors, Paul Allen and any entities controlled by Mr. Allen or any trust of which Mr. Allen is the grantor (together, including Mr. Allen, the “Allen Entities”) and members of the unofficial committee of unaffiliated holders of CCH I Notes and CCH II Notes (the “Committee”) holding a majority in principal amount of the CCH I Notes held by all members of the Committee (the “Requisite Holders”).

All debt under the Plan that shall be surrendered, redeemed, exchanged or cancelled shall be deemed for all purposes, including income tax purposes, to be outstanding until the Effective Date, and such debt shall not be deemed surrendered, redeemed, exchanged or cancelled on any date earlier than the Effective Date.

PLAN FUNDING AND CAPITAL COMMITMENTS:
The Plan will be funded with cash from operations, an exchange for new debt of CCH II, LLC, the issuance and sale of additional debt of CCH II, LLC, if any, and the proceeds of a rights offering by CCI, as follows:

Exchange for CCH II Notes
CCH II, LLC shall effectuate an offer in conjunction with and pursuant to the Plan (the “Exchange”) to existing holders of CCH II Notes to exchange CCH II Notes for new 13.5% Senior Notes of CCH II, LLC

1The Debtors’ cases shall not be substantively consolidated.

and CCH II Capital Corp. to be issued pursuant to a new indenture containing the terms set forth on Annex B (the “New CCH II Notes”).  CCH II Notes that are exchanged in the Exchange shall be converted into New CCH II Notes with a principal amount equal to the amount of outstanding principal plus accrued but unpaid interest to the Petition Date plus Post-Petition Interest, but excluding any call premiums or any prepayment penalties.  Holders of CCH II Notes that are not exchanged in the Exchange shall have the right to receive cash in the amount of outstanding principal plus accrued but unpaid interest to the Petition Date plus Post-Petition Interest and Fees, but excluding any call premiums or any prepayment penalties (the aggregate amount to be paid on the Effective Date in cash, the “Cash Amount”).

The principal amount at maturity of New CCH II Notes to be issued pursuant to the Plan shall be (x) $1.477 billion plus accrued but unpaid interest to the Petition Date plus Post-Petition Interest on exchanged CCH II Notes, but excluding any call premiums or any prepayment penalties (the “Target Amount”) and (y) an additional $85 million.

Rollover Commitment by Members of the Committee
Members of the Committee listed on Annex C (collectively, the “Rollover Commitment Parties”) will, severally and not jointly (in the respective amounts set forth on Annex C), commit to exchange on the Effective Date an aggregate of $1.2098 billion in principal amount of CCH II Notes (plus accrued but unpaid interest to the Petition Date plus Post-Petition Interest, but excluding any call premiums or any prepayment penalties) for New CCH II Notes pursuant to the Exchange, subject to the cutback described below (the “Rollover Commitment”).

Cutback in Exchange
If the aggregate principal amount of New CCH II Notes to be issued to holders (including the Rollover Commitment Parties) electing to participate in the Exchange would exceed the Target Amount, then each participating holder (including the Rollover Commitment Parties) shall receive its pro rata portion of such Target Amount of New CCH II Notes in the same proportion that the principal amount of CCH II Notes sought to be exchanged by such holder bears to the total principal amount of CCH II Notes sought to be exchanged, and the remainder of CCH II Notes shall be converted into the right to receive the Cash Amount.

New Debt Commitment by Members of the Committee
Members of the Committee listed on Annex D (collectively, the “New Debt Commitment Parties”) will, severally and not jointly (in the respective amounts set forth on Annex D), commit to purchase additional New CCH II Notes (the “New Debt Commitment”) in an aggregate principal amount of $267 million.  If the aggregate principal amount of New CCH II Notes to be issued to holders (including the Rollover Commitment Parties) electing to participate in the Exchange is less than the Target Amount, then the New Debt Commitment shall be funded up to the extent of such shortfall.

Rights Offering
CCI shall effectuate an offering in conjunction with and pursuant to the Plan (the “Rights Offering”) to existing holders of CCH I Notes, each of which shall be accredited investors or qualified institutional buyers, as such terms are defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of rights to purchase shares of new Class A common stock of the Reorganized Company (the “New Class A Stock”).  The Rights Offering to existing holders of CCH I Notes shall generate gross proceeds in an amount equal to (a) $1.623 billion minus (b) the excess, if any, of $450 million over the amount of the CCO Swap Agreement Claims.

Each holder of CCH I Notes shall be offered the right (the “Right”) to purchase shares of New Class A Stock pro rata in proportion to the principal amount of CCH I Notes held by such holder on the Record Date (the aggregate amount offered to such holder, its “Pro Rata Participation Amount”), in exchange for a cash payment per share reflecting a discount of 25% to the Plan Value (the “Per Share Purchase Price”).

The Rights received by the holders of CCH I Notes shall be independently transferable, but only to accredited investors or qualified institutional buyers, as such terms are defined in Rule 144A promulgated under the Securities Act, up through the Record Date, subject to a right of first refusal of members of the Committee, listed on Annex E, who agree to provide both the Equity Backstop (as defined below) (the “Equity Backstop Parties”) and an Excess Backstop (as defined below).  The Rights shall not be listed or quoted on any public or over-the-counter exchange or quotation system. A Rights agent reasonably acceptable to the Requisite Holders and the Debtors shall be appointed by CCI to facilitate the Rights Offering.  Fractional shares shall not be issued and no compensation shall be paid in cash in respect of fractional shares.  Unexercised Rights will expire without compensation at 5:00 p.m. on the expiration date chosen by CCI, which date shall be reasonably satisfactory to the Requisite Holders and the Debtors.  Shares of New Class A Stock issued in connection with the Rights Offering shall be issued on the Effective Date and the Plan shall expressly require that the Rights Offering close on or prior to the Effective Date.

Existing holders of CCH I Notes which are not accredited investors or qualified institutional buyers, as such terms are defined in Rule 144A promulgated under the Securities Act, shall not participate in the Rights Offering, but instead shall receive shares of New Class A Stock with a value equal to the value of the Rights such holders would have been offered if they were accredited investors or qualified institutional buyers, based on the Plan Value.

Backstop by Members of the Committee
The Equity Backstop Parties will, severally and not jointly (in the respective amounts set forth on Annex E), fully backstop the Rights Offering (the “Equity Backstop”).  If any holder of CCH I Notes (or its transferee of Rights) elects not to participate in the Rights Offering, each

Equity Backstop Party who committed to an Equity Backstop in excess of its Pro Rata Participation Amount as set forth on Annex E (the “Excess Backstop”) will assume its pro rata portion of such refraining party’s right to participate in the Rights Offering in the same proportion that the amount of its Excess Backstop bears to the total amount of all Excess Backstops.  Notwithstanding the foregoing, no Equity Backstop Party shall assume any refraining party’s right to participate in the Rights Offering if and to the extent that such Equity Backstop Party (or its affiliates) would then be entitled to purchase shares of New Class A Stock that, together with any other shares of New Class A Stock or rights to acquire shares of New Class A Stock to be received by such Equity Backstop Party (or its affiliates) pursuant to the Plan, would result in such Equity Backstop Party (or its affiliates) violating the Equity Threshold.

Overallotment Option
The Equity Backstop Parties who committed to an Excess Backstop shall be offered the option (the “Overallotment Option”) to purchase additional shares of New Class A Stock at the Per Share Purchase Price in an aggregate amount equal to the excess, if any, of $400 million over the dollar amount of the aggregate shares purchased pursuant to the Excess Backstops.  Each participating Equity Backstop Party shall receive its pro rata portion of the Overallotment Option in the same proportion that the amount of its Excess Backstop bears to the Excess Backstops of other participating Equity Backstop Parties.

Notwithstanding the foregoing, no Equity Backstop Party shall be entitled to exercise the Overallotment Option if and to the extent that such Equity Backstop Party (or its affiliates) would then be entitled to purchase shares of New Class A Stock that, together with any other shares of New Class A Stock or rights to acquire shares of New Class A Stock to be received by such Equity Backstop Party (or its affiliates) pursuant to the Plan, would result in such Equity Backstop Party (or its affiliates) violating the Equity Threshold.

Use of Proceeds
CCI shall utilize the proceeds of the issuance of New CCH II Notes pursuant to the New Debt Commitment (if any), the Rights Offering and the Overallotment Option (if exercised), among other things, as follows:  (a) to pay the expenses of the Rights Offering and the other expenses payable hereunder, (b) the net proceeds shall be contributed by CCI to CCH II in an amount sufficient to fund the Cash Amount, (c) the net proceeds shall be contributed to CCO to pay the CCO Swap Agreement Claims, (d) the net proceeds shall be contributed, as necessary, by CCI to Holdco, CCHC, CCH, CIH and CCH I to retain in consideration for new value Interests held in such entity’s immediate subsidiary pursuant to the Plan, (e)  to pay administrative expenses and make other payments as are required to confirm the Plan and cause the Effective Date to occur, and (f) the remaining net proceeds, if any, will be contributed by CCI to CCO to fund CCO’s working capital requirements at the Effective Date.

Commitment Fees
As consideration for participating in the Exchange, each participating holder (including the Rollover Commitment Parties) shall receive from the Debtors (other than CII) an aggregate commitment fee for the use of capital, payable in cash, in an amount equal to 1.5% of the principal amount plus interest on CCH II Notes exchanged by such holder pursuant to the Exchange (the “Rollover Fee”).

As consideration for the New Debt Commitment, each New Debt Commitment Party shall receive from the Debtors (other than CII) an aggregate commitment fee for the use of capital, payable in cash, in an amount equal to the greater of (i) 3.0% of its respective portion of the New Debt Commitment and (ii) 0.83% of its respective portion of the New Debt Commitment for each month beginning April 1, 2009 during which its New Debt Commitment remains outstanding; provided, that if the amount described in clause (ii) exceeds the amount described in clause (i), then a member of the Committee previously identified shall exercise its Overallotment Option in an amount no less than such excess; provided, further, that such New Debt Commitment Party shall not have terminated its commitment letter with respect to the New Debt Commitment on or prior to such date (the “New Debt Fee”).

As consideration for the Equity Backstop, each Equity Backstop Party shall receive from the Debtors (other than CII) an aggregate commitment fee for the use of capital, payable in cash, in an amount equal to 3% of its respective Equity Backstop; provided, that such Equity Backstop Party shall not have terminated its commitment letter with respect to the Equity Backstop on or prior to such date (the “Equity Backstop Fee” and, together with the Rollover Fee and the New Debt Fee, the “Commitment Fees”).

The Commitment Fees shall be deemed to be earned as of the Confirmation Date and shall be payable on the Effective Date; provided, however, that if cash on the balance sheet is less than $600 million as of the Effective Date (which amount will be reduced by any cash payment of interest on CCH II Notes exchanged pursuant to the Exchange, but will be net of payment of the Allen Management Receivable (as defined herein), the Commitment Fees and the Allen Fee Reimbursement (as defined herein)), then the Commitment Fees shall be payable at the end of the first calendar quarter in which cash on the balance sheet at the end of such quarter is at least $600 million (reduced by cash payment of interest as described above) net of the Allen Management Receivable (if still outstanding).  The Commitment Fees and the Allen Fee Reimbursement shall be paid on a pari passu basis.

TREATMENT OF CLAIMS AND INTERESTS:
Administrative Expense Claims	Except with respect to Administrative Expense Claims that are professional fee claims and except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors agree to less favorable treatment to such holder, each holder of an Allowed Administrative Expense Claim shall be paid in full in cash on the later of the initial distribution date under the Plan and the date such Administrative Expense Claim is Allowed, and the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

Priority Tax Claims
Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtors agree to less favorable treatment to such holder, each holder of an Allowed Priority Tax Claim shall be paid in full in cash on the later of the initial distribution date under the Plan, the date such Priority Tax Claim is Allowed and the date such Allowed Priority Tax Claim becomes due and payable, or as soon thereafter as is practicable.

Other Priority Claims
The Allowed Other Priority Claims of all Debtors shall be Unimpaired.  Except to the extent that a holder of an Allowed Other Priority Claim and the Debtors agree to less favorable treatment to such holder, each holder of an Allowed Other Priority Claim shall be paid in full in cash plus Post-Petition Interest on the later of the initial distribution date under the Plan, the date such other priority claim is Allowed and the date such Allowed Other Priority Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

CCO Credit Facility Claims
CCO Credit Facility Claims shall be Unimpaired.  The CCO Credit Facility Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date plus Post-Petition Interest and Fees, but excluding any call premiums or any prepayment penalties.  Each Allowed CCO Credit Facility claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed CCO Credit Facility claim to demand or to receive payment of such Allowed CCO Credit Facility claim prior to the stated maturity of such Allowed CCO Credit Facility claim from and after the occurrence of a default.  The Debtors shall waive and/or abjure any right to require any lender to make loans (whether term loans or revolving loans) under the CCO Credit Facility, other than loans outstanding as of the Effective Date.

CCO Swap Agreement Claims
CCO Swap Agreement Claims shall be Impaired and will be Allowed in the aggregate amount determined by the Bankruptcy Court plus Post-Petition Interest, but excluding any call premiums or any prepayment penalties.

CCO Note Claims
CCO Note Claims shall be Unimpaired.  The CCO Note claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date plus Post-Petition Interest and Fees, but excluding any call premiums or any prepayment penalties.  Each Allowed CCO Note claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed CCO Note claim to demand or to receive payment of such Allowed CCO Note claim prior to the stated maturity of such Allowed CCO Note claim from and after the occurrence of a default.

CCOH Credit Facility Claims
CCOH Credit Facility Claims shall be Unimpaired.  The CCOH Credit Facility Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date plus Post-Petition Interest and Fees, but excluding any call premiums or any prepayment penalties.  Each Allowed CCOH Credit Facility claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed CCOH Credit Facility claim to demand or to receive payment of such Allowed CCOH Credit Facility claim prior to the stated maturity of such Allowed CCOH Credit Facility claim from and after the occurrence of a default.

CCOH Note Claims
CCOH Note Claims shall be Unimpaired.  The CCOH Note Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date plus Post-Petition Interest and Fees, but excluding any call premiums or any prepayment penalties.  Each Allowed CCOH Note Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed CCOH Note claim to demand or to receive payment of such Allowed CCOH Note claim prior to the stated maturity of such Allowed CCOH Note claim from and after the occurrence of a default.

Other Secured Claims
The Allowed Other Secured Claims shall be Unimpaired.  Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors agree to less favorable treatment to such holder, at the sole option of the Debtors, (a) each Allowed Other Secured Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or to receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (b) each holder of an Allowed Other Secured Claim shall be paid in full in cash plus Post-Petition Interest on the later of the initial distribution date under the Plan and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (c) each holder of an Allowed Other Secured Claim shall receive the collateral securing its Allowed Other Secured Claim plus Post-Petition Interest on the later of the initial distribution date under the Plan and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

General Unsecured Claims
The Allowed General Unsecured Claims of creditors of the Debtors shall be Unimpaired.  Each holder of an Allowed General Unsecured Claim of CCH II and its direct and indirect subsidiaries shall be paid in full in cash when due in the ordinary course of business and the Debtors shall use reasonably commercial efforts to seek an order of the Bankruptcy Court as promptly as practicable following the Petition Date to permit such payments pending the Effective Date.  To the extent insurance is available to satisfy an Allowed General Unsecured Claim, such Allowed General Unsecured Claim shall be paid in the ordinary course of business by the Reorganized Debtors to the extent of such insurance, without need for Bankruptcy Court approval, at such time as such claim becomes liquidated and proceeds of the insurance therefor become available.  The Debtors shall not establish any bar date or disputed claims reserve for payment of general unsecured claims.

CCH II Note Claims
CCH II Note Claims shall be Impaired.  The CCH II Note claims shall be Allowed in the aggregate amount of  principal plus accrued interest to the Petition Date plus Post-Petition Interest, but excluding any call premiums or any prepayment penalties.  Holders of CCH II Note Claims shall receive the New CCH II Notes and/or the Cash Amount pursuant to the Exchange as described above. Holders of CCH II Notes that are not exchanged in the Exchange shall have the right to receive the Cash Amount.

CCH I Note Claims
CCH I Note Claims shall be Impaired.  The CCH I Note Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date.  On the initial distribution date under the Plan, holders of CCH I Note Claims shall receive (i) shares of New Class A Stock in an aggregate amount equal to 100% of the New Common Stock (as defined below) outstanding as of the Effective Date, prior to giving effect to the Rights Offering, the issuance of warrants or equity-based awards provided for by the Plan or the Allen Entities Settlement (as defined below) and (ii) a New CCH II Note with an aggregate principal amount of $85 million (the “New CCH II $85M Note”), subject to the Allen Entities Settlement.  Each holder of CCH I Note Claims shall receive its pro rata portion of such New Class A Stock in the same proportion that the principal amount of CCH I Notes held by such holder bears to the total principal amount of CCH I Notes (whether or not held by members of the Committee).  Certain holders of CCH I Note Claims shall also receive Rights pursuant to the Rights Offering as described above. Existing holders of CCH I Notes which are not accredited investors or qualified institutional buyers, as such terms are defined in Rule 144A promulgated under the Securities Act, shall not participate in the Rights Offering, but instead shall receive shares of New Class A Stock with a value equal to the value of the Rights such holders would have been offered if they were accredited investors or qualified institutional buyers, based on the Plan Value.

CIH Note Claims
CIH Note Claims shall be Impaired.  The CIH Note Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date.  On the initial distribution date under the Plan, holders of CIH Note Claims shall receive warrants to purchase shares of New Class A Stock in an aggregate amount equal to 5% of the fully diluted New Common Stock outstanding as of the Effective Date, after giving effect to the Rights Offering, the issuance of warrants and equity-based awards provided for by the Plan and the Allen Entities Settlement.  Each holder of CIH Note Claims shall receive its pro rata portion of such warrants in the same proportion that the principal amount of CIH Notes held by such holder bears to the total principal amount of CIH Notes.  The warrants shall have an exercise price per share based on a total equity value of $5.3 billion and shall expire five years after the date of issuance.

CCH Note Claims
CCH Note Claims shall be Impaired.  The CCH Note Claims shall be Allowed in the aggregate amount of principal plus accrued interest to the Petition Date.  On the initial distribution date under the Plan, holders of CCH Note Claims shall receive warrants to purchase shares of New Class A Stock in an aggregate amount equal to 1% of the fully diluted New Common Stock outstanding as of the Effective Date, after giving effect to the Rights Offering, the issuance of warrants and equity-based awards provided for by the Plan and the Allen Entities Settlement.  Each holder of CCH Note Claims shall receive its pro rata portion of such warrants in the same proportion that the principal amount of CCH Notes held by such holder bears to the total principal amount of CCH Notes.  The warrants shall have an exercise price per share based on a total equity value of $5.8 billion and shall expire five years after the date of issuance.

CCHC Note Claims
CCHC Note Claims shall be Impaired.  CCHC Note Claims shall be cancelled, released and extinguished and the holders of the CCHC Note Claims, among others, shall share in the consideration to be provided under the Allen Entities Settlement.
Holdco Claims
Holdco Claims shall be Impaired.  Holders of such Claims that are Allowed shall be entitled to a pro rata distribution on account of recoveries in respect of (a) Claims under the Mutual Services Agreement and (b) Intercompany Claim recoveries against other Debtors.

CCI Claims Other Than General Unsecured Claims
CCI Claims shall be Impaired.  On the initial distribution date under the Plan, holders of CCI Claims shall receive (i) shares of callable perpetual preferred stock with a face amount of $72 million and entitled to a 15% PIK dividend (the “New Preferred Stock”), (ii) cash in an amount equal to $5 million and (iii) cash in the amount of valid Claims of CCI against CCO in excess of $72 million; provided, however, that the aggregate amount of cash received pursuant to this clause (iii) shall in no event exceed $41 million.  Each holder of CCI Claims shall receive its pro rata portion of such shares and cash in the same proportion that the principal amount of CCI Claims held by such holder bears to the total principal amount of CCI Claims.

CII Claims
CII Claims shall be Impaired.  Except to the extent that a holder of an Allowed CII Claim and CII agree to less favorable treatment to such holder, holders of Allowed CII Claims shall be paid in full, plus post-petition interest if required under an underlying contract, when due in the ordinary course of business.

Intercompany Claims	Except as otherwise provided for in this Term Sheet, all other Intercompany Claims shall be Unimpaired and shall be reinstated upon the Effective Date.
Section 510(b) Claims
Section 510(b) Claims shall be Impaired and the holders thereof shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Section 510(b) Claims shall be cancelled, released and extinguished and the holders of Section 510(b) Claims shall receive no distribution under the Plan on account of such Claims.

Treatment of Interests in Certain Debtors
Interests in CCOH, CCO and CCO’s direct and indirect subsidiaries, other than Interests represented by preferred equity in CC VIII, LLC, shall be Unimpaired.

Interests in Holdco, CCHC, CCH, CIH, CCH I and CCH II shall be Impaired, but shall remain in place in exchange for new value consideration to be contributed by CCI from the Rights Offering.

CC VIII Preferred Units	Interests in the CC VIII Preferred Units shall be Impaired. Direct and indirect (through CCH I) holders of CC VIII Preferred Units shall receive (a) in the case of holders of CCH I Notes, shares of New Class A Stock as described above under “TREATMENT OF CLAIMS AND INTERESTS – CCH I Notes Claims” and (b) in the case of CII, as part of the Allen Entities Settlement, $150 million in cash, in each case on the initial distribution date under the Plan.

Interests in CCI
Interests in CCI, whether represented by stock, preferred share purchase rights or otherwise, shall be Impaired and the holders thereof shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Such Interests shall be cancelled, released and extinguished and the holders of such Interests shall receive no distribution under the Plan on account thereof.

CII Interests
Interests in CII shall be Unimpaired.  Mr. Allen shall retain 100% of the interests in CII which interests shall remain freely transferable and shall not be subject to limitations on the ability to liquidate CII.

REORGANIZED COMPANY EQUITY INTERESTS:
The Reorganized Company’s equity interests shall consist of New Class A Stock, new Class B common stock (the “New Class B Stock” and, together with the New Class A Stock, the “New Common Stock”), New Preferred Stock and warrants to purchase New Class A Stock.

New Class A Common Stock
Shares of New Class A Stock shall be issued to (a) participants in the Rights Offering upon the exercise of Rights, (b) Equity Backstop Parties upon the exercise of the Overallotment Option (if exercised), (c) holders of Claims with respect to the CCH I Notes, (d) holders of CCH I Notes with respect to their indirect interest in CC VIII Preferred Units, and (e) the Allen Entities upon exercise of warrants and exchange of Holdco interests issued to the Allen Entities as part of the Allen Entities Settlement, in each case in the respective amounts described herein.  Each share of New Class A Stock shall be entitled to one vote.

CCI shall cause the New Class A Stock to be listed on the NASDAQ Global Select Market as promptly as practicable but in no event prior to the later of (x) the 46th day following the Effective Date, and (y) October 15, 2009 (unless the Allen Entities and the Reorganized Company agree to an earlier date) and the Reorganized Company shall maintain such listing thereafter.

New Class B Common Stock
The New Class B Stock shall be identical to the New Class A Stock except with respect to certain voting, transfer and conversion rights.  Each share of New Class B Stock shall be entitled to a fixed number of votes such that the aggregate number of votes attributable to the shares of New Class B Stock held by the Allen Entities shall equal 35% of the combined voting power of the New Common Stock.  Each share of New Class B Stock shall be convertible into one share of New Class A Stock at the option of the holder or, following September 15, 2014 (the “Lock-

Up Date”), the members of the Board of Directors (as defined below) nominated by stockholders other than the Allen Entities.  New Class B Stock shall be subject to significant transfer restrictions (it being understood that New Class A Stock issued to the Allen Entities upon exercise of warrants and exchange of Holdco interests issued to the Allen Entities as part of the Allen Entities Settlement shall not be subject to contractual transfer restrictions).  Certain restrictions on conversion and transfer of New Class B Stock shall be set forth in a lock-up agreement among the Reorganized Company, Mr. Allen and the Allen Entities (the “Lock-Up Agreement”), as described below.

Shares of New Class B Stock shall be issued to the Allen Entities as part of the Allen Entities Settlement.

New Preferred Stock
Shares of New Preferred Stock shall be issued to holders of CCI Claims in the respective amounts described above. If the New Preferred Stock is to be publicly traded, such shares shall be subject to the same restrictions on listing and quotation as the New Class A Stock.

Warrants
Warrants to be issued pursuant to the Plan shall consist solely of:  (i) warrants to purchase shares of New Class A Stock issued to holders of Claims with respect to the CIH Notes and CCH Notes in the respective amounts described above and (ii) warrants to purchase shares of New Class A Stock issued to the Allen Entities as part of the Allen Entities Settlement as described below.

REGISTRATION RIGHTS:
Holders of New Common Stock shall be entitled to registration rights as set forth below.  The registration rights agreement shall contain customary terms and provisions, including customary indemnification provisions.

Demand Registrations.  The holders of New Common Stock shall each be entitled to demand registration rights, which may, at the option of the applicable holder, be a “shelf” registration pursuant to Rule 415 under the Securities Act.  All registrations will be subject to customary “windows” and “black out” periods and other customary limitations to be agreed upon.  Except as permitted by the Lock-Up Agreement, any New Class B Stock shall be converted into New Class A Stock prior to any public or private sale.

Piggyback Registrations.  In addition, the holders of Registrable Securities (defined below) shall be entitled to piggyback registration rights, subject to customary pro rata cut-back provisions for underwritten offerings.

Registrable Securities.  All shares of New Class A Stock and New Class B Stock held from time to time by members of the Committee or the Allen Entities.  Such shares shall cease to be Registrable Securities upon sale to the public pursuant to a registration statement or Rule 144, or when such shares may be transferred without restriction pursuant to Rule 144 or are otherwise freely saleable under securities laws.
ALLEN ENTITIES SETTLEMENT:
The Plan shall incorporate a compromise and settlement under Rule 9019 of the Federal Rules of Bankruptcy Procedure by and between the Debtors (other than CII) and the Allen Entities that fully resolves any and all legal, contractual and equitable rights, claims and remedies between such parties in exchange for the consideration to be given to such parties as described in this Term Sheet and the attachments hereto. For the avoidance of doubt, Intercompany Claims, CCH I Claims and CIH Claims held by the Allen Entities shall be treated identical to similar Claims held by persons other than the Allen Entities, but not rights in the CC VIII Preferred Units, which shall be treated as described above, and except as specifically provided otherwise herein.

TREATMENT OF EXECUTORY CONTRACTS:
Each Executory Contract, including the Management Agreement and the Mutual Services Agreement, shall be deemed assumed as of the Effective Date, unless otherwise mutually agreed to by the Debtors, the Requisite Holders and the Allen Entities.

TREATMENT OF SUBORDINATION AGREEMENTS:	Except as expressly provided otherwise, the Plan shall give effect to any subordination rights as required by section 510(a) of the Bankruptcy Code.
CONDITIONS TO EFFECTIVE DATE:
The Plan shall contain the following conditions to the Effective Date:

(a)           the Plan shall be in form and substance consistent in all material respects with this Term Sheet;

(b)           the Bankruptcy Court shall enter the Confirmation Order, in form and substance reasonably satisfactory to the Debtors, the Requisite Holders and the Allen Entities, and such order shall not have been stayed or modified or vacated on appeal;

(c)           all governmental and material third party approvals and consents, including bankruptcy court approval, necessary in connection with the transactions contemplated by this Term Sheet shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions; and

(d)           all consents, approvals and waivers necessary in connection with the transactions contemplated by this Term Sheet with respect to Franchises (as defined in the Communications Act of 1934, as amended, 47 U.S.C Sections 151 et seq.) or similar authorizations for the provision of cable television service in areas serving no less than 80% of CCI’s individual basic subscribers in the aggregate at such time shall have been obtained, unless the condition set forth in this clause (d) shall have been waived by the Requisite Holders and the Allen Entities.
BOARD REPRESENTATION:
The certificate of incorporation of the Reorganized Company shall provide that the Reorganized Company’s board of directors (the “Board of Directors”) shall consist of 11 members unless otherwise determined by the Board of Directors, and that each holder of 10% or more of the voting power of the New Common Stock on the Effective Date shall have the right to nominate one member of the Board for each 10% of voting power.  So long as the Allen Entities hold New Class B Stock, the Allen Entities shall have the right to nominate 35% of the members of the Board of Directors (rounded up to the next whole number) with such members having no less than proportionate representation on each committee of the Board of Directors, except to the extent such proportionate representation is expressly prohibited by applicable stock exchange rules. All other members of the Board of Directors shall be elected by holders of the majority of shares of New Class A Stock then outstanding.

Subject to the Reorganized Company’s by-laws relating to the filling of vacancies, if any, on the Board of Directors, the members of the Board of Directors as constituted on the Effective Date will continue to serve at least until the first annual meeting of stockholders after the Effective Date, which meeting shall not take place until at least 12 months after the Effective Date.

SENIOR MANAGEMENT:
The Chief Executive Officer (the “CEO”) and the Chief Operating Officer (the “COO”) of the Reorganized Debtors shall be the same as the CEO and COO of the Debtors on the date hereof.  The CEO and COO shall receive (i) cash and bonus compensation and severance on substantially the same terms as (but not less economically favorable than) those contained in their respective employment agreements in effect on the date hereof, (ii) with respect to the CEO, long-term incentive compensation having substantially the same value as the long-term incentive compensation contained in his employment agreement in effect on the date hereof and (iii) with respect to the CEO, a waiver with respect to the retention bonus clawback provision contained in his employment agreement in effect on the date hereof.

Other Key Executives of the Reorganized Debtors shall be determined by the Board of Directors in consultation with the CEO. The Reorganized Debtors shall provide such key executives with cash and bonus compensation and severance consistent with (but not less economically favorable than) such key executives’ respective employment agreements in effect on the date hereof.

MANAGEMENT INCENTIVE PLAN:
The Plan shall provide for a management incentive plan, which shall include, among other things, an allocation of equity-based awards representing no less than 3% of the fully diluted New Common Stock outstanding on the Effective Date, after giving effect to the Rights

Offering and the issuance of warrants provided for by the Plan, 50% of which shall be distributed as determined by the Board of Directors no later than one month after Effective Date.
POST-EFFECTIVE DATE GOVERNANCE:
The Plan shall provide that (a) the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and conditions of the Plan; and (b) on and as of the Effective Date, the Rights Agreement between CCI and Mellon Investor Services LLC, dated as of August 14, 2007, as amended thereafter, shall be terminated.

POST-EFFECTIVE DATE STANDSTILL:
The certificate of incorporation of the Reorganized Company shall, for a period commencing on the Effective Date and continuing until the Lock-Up Date unless approved by the Board of Directors, prohibit any person or group (other than the Allen Entities and their affiliates) from acquiring any New Common Stock if and to the extent that such New Common Stock, together with any other shares of New Common Stock held by such person or group, would result in such person or group violating the Equity Threshold.

RELATED PARTY TRANSACTIONS:
The certificate of incorporation of the Reorganized Company shall include provisions with respect to any business combination with or into any related party, requiring that the consideration received by the other stockholders in connection with such business combination is at fair value as determined by the unrelated members of the Board of Directors and approved by the vote of a majority of disinterested stockholders.

FEES AND EXPENSES:
The Debtors (other than CII) shall pay the reasonable, documented out-of-pocket fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Houlihan Lokey Howard & Zukin Capital, Inc. and UBS Securities LLC, the legal and financial advisors engaged by the Committee.

The Debtors (other than CII) shall pay (i) the reasonable, documented out-of-pocket fees and expenses incurred by the members of the Committee in connection with the negotiation of the proposed restructuring, their due diligence review and the approval and consummation of the transactions contemplated by this Term Sheet, and (ii) up to $20 million to the Allen Entities for their fees and expenses in connection with the proposed restructuring (this clause (ii), the “Allen Fee Reimbursement”).  The Debtors (other than CII) shall pay the Commitment Fees as described above.

The Debtors (other than CII) shall pay the reasonable fees and expenses of indenture trustees in accordance with the terms of their respective indentures.

DEBTOR RELEASES:
On the Effective Date and effective as of the Effective Date, for the good and valuable consideration provided by each of the Debtor Releasees (as defined below), including: (a) the discharge of debt and all other good and valuable consideration paid pursuant to the Plan; (b) the obligations of the holders of Claims party to plan support agreements to provide the support necessary for Consummation of the Plan; and (c) the services of the Debtors’ present and former officers and directors in facilitating the expeditious implementation of the restructuring contemplated by the Plan, each of the Debtors shall provide a full discharge and release to each Releasing Party and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates and representatives (collectively, the “Debtor Releasees” (and each such Debtor Releasee so released shall be deemed released and discharged by the Debtors)) and their respective properties from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, arising from or related in any way to the Debtors, including those that any of the Debtors or Reorganized Debtors would have been legally entitled to assert against a Debtor Releasee in their own right (whether individually or collectively) or that any holder of a Claim or Interest or other entity, would have been legally entitled to assert on behalf of any of the Debtors or any of their Estates, including those in any way related to the Chapter 11 Cases or the Plan to the fullest extent of the law; provided, further, that the foregoing “Debtor Release” shall not operate to waive or release any person or entity other than a Releasing Party from any causes of action expressly set forth in and preserved by the Plan.  Notwithstanding anything in the Plan to the contrary, the Debtors or the Reorganized Debtors will not release any Causes of Action that they may have now or in the future against the Non-Released Parties.

THIRD PARTY RELEASES:
On the Effective Date and effective as of the Effective Date, the holders of Claims and Interests shall be deemed to provide a full discharge and release to the Debtor Releasees and their respective property from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, arising from or related in any way to the Debtors, including those in any way related to the Chapter 11 Cases or the Plan; provided, further, that the foregoing “Third Party Release” shall not operate to waive or release any person or entity (other than a Debtor Releasee) from any Causes of Action expressly set forth in and preserved by the Plan, the Plan Supplement or related documents.  Notwithstanding anything in the Plan to the contrary, the Releasing Parties will not release any Causes of Action that they, the Debtors or the Reorganized Debtors may have now or in the future against the Non-Released Parties.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained in this Term Sheet, and further, shall constitute its finding that the Third Party Release is: (a) in exchange for the good and valuable consideration provided by the Debtor Releasees, a good faith settlement and compromise of the claims released by the Third Party Release; (b) in the best interests of the Debtors and all holders of Claims; (c) fair, equitable and reasonable; (d) given and made after due notice and opportunity for hearing; and (e) a bar to any of the Releasing Parties asserting any claim released by the Third Party Release against any of the Debtor Releasees.

Notwithstanding anything to the contrary herein, the Debtors shall use commercially reasonable best efforts to obtain approval by the Bankruptcy Court of the “Third Party Releases”; provided, that, failure to obtain such “Third Party Releases” shall not constitute a breach under the Restructuring Agreement.

INJUNCTION:
From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner, any Cause of Action released or to be released pursuant to the Plan or the Confirmation Order.

EXCULPATION:
The Exculpated Parties shall neither have, nor incur any liability to any entity for any pre-petition or post-petition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other pre-petition or post-petition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Company; provided, that the foregoing provisions of this exculpation shall have no effect on the liability of any entity that results from any such act or omission that is determined in a final order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided still further, that the foregoing “Exculpation” shall not apply to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement or related documents, except for acts or omissions of Releasing Parties.

INDEMNIFICATION OF PRE-PETITION OFFICERS AND DIRECTORS:
Except as otherwise provided in the Plan, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation, limited liability company agreements, articles of limited partnership, board resolutions, contracts or otherwise) for the directors, officers, employees, attorneys, other professionals and agents of the Debtors as of the Petition Date and such directors’ and officers’ respective affiliates shall be reinstated (or assumed, as the case may be), and shall survive effectiveness of the Plan.

DIRECTOR AND OFFICER LIABILITY POLICY:
The Debtors will obtain prior to the Petition Date reasonably sufficient tail coverage under a directors and officers’ liability insurance policy for the current and former directors and officers for a reasonable period following the Effective Date so long as the annual premium therefor is not in excess of 175% of the last annual premium paid prior to the date hereof.  As of the Effective Date, the Debtors shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no proof of Claim need be filed; provided, that the D&O Liability Insurance Policies will not cover any of the Non-Released Parties for any matter.

DISCHARGE OF DEBTORS:
Except as otherwise provided in the Plan, on the Effective Date and effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, or any of their assets, property or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims against and Interests in the Debtors shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, each of their assets and properties, any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

ADDITIONAL PROVISIONS REGARDING ALLEN ENTITIES SETTLEMENT:
Joint Filing/Joint Administration:  CCI, Holdco, CCO, CII and the other Debtors shall concurrently and jointly file petitions for relief with the Bankruptcy Court to commence the Chapter 11 Cases.

Each of the Debtors shall file an identical motion in their respective Chapter 11 Cases (including but not limited to any such supporting declarations, exhibits or other documentation) and proposed form of order, seeking joint administration of their bankruptcy cases pursuant to Federal Rule of Bankruptcy Procedure 1015 and any applicable local rule or administrative or procedural order (the “Joint Administration Motion”).  The Debtors shall fully prosecute the Joint Administration

Motion and shall not compromise, settle, withdraw or otherwise dispose of the Joint Administration Motion, other than by nonconsensual order of the Bankruptcy Court, without the prior written consent of the Allen Entities and the Requisite Holders.

Except as otherwise set forth herein, CCI and all of its direct and indirect subsidiaries shall consult and cooperate in good faith with the Allen Entities to the extent practicable with respect to the preparation and filing of motions (including first-day motions) for the Chapter 11 Cases, which motions shall not be substantially inconsistent with the terms hereof.

Confirmation:  The Debtors shall not seek to schedule, and shall use all commercially reasonable efforts to avoid scheduling, the hearing to confirm the Plan during the month of December.

Independent Appraisal:  Within 30 days of the Effective Date, at the Allen Entities’ request, CCI, Holdco and CCO shall obtain an independent appraisal of the fair market value of Holdco’s and CCO’s tangible and intangible assets as of the Effective Date that will include a reasonable allocation of value on an asset-by-asset basis, including any and all below market financing arrangements as may be appropriate.  The appraisal firm and procedures shall be reasonably acceptable to the Allen Entities and the Debtors, but shall at all times be retained by and act under the direction of CCI, Holdco and CCO.  CCI, Holdco and CCO agree to consult with the Allen Entities regarding the directions provided to the appraisal firm.

Retention of Stub Equity; Preservation of Exchange Right; Liquidation of CII:  CII’s equity interests in Holdco to the extent of a 1% direct equity interest in reorganized Holdco shall not be cancelled, released or extinguished, and CII shall retain such interest in reorganized Holdco under the Plan as part of the Allen Entities Settlement.  CCI shall receive all remaining equity interests in reorganized Holdco.  CCI’s pre-filing equity interests in Holdco shall not be cancelled, released or extinguished and the Reorganized Company shall retain such pre-filing equity interests under the Plan.

After the Effective Date, the Allen Entities shall have the right to exchange all or a portion of its Holdco equity for an equivalent amount of New Class A Stock (i.e., 1% of the equity value of the Reorganized Company after giving effect to the Rights Offering, but prior to giving effect to the issuance of warrants and equity-based awards provided for by the Plan) in a taxable transaction in the calendar year that includes the Effective Date.  The Parties agree to use reasonable best efforts to ensure that Plan confirmation and the Effective Date occur in the same calendar year.  To the extent the Allen Entities do not exchange all of their Holdco equity in such transaction in the year of the Effective Date, the Allen Entities shall have the right, in the future, to exchange such remaining Holdco equity (or CII stock) in a taxable or tax-free transaction, at the Allen Entities’ election, such exchange right to be on terms and conditions reasonably acceptable to the Allen Entities and the Reorganized Company.

If any such post-restructuring exchange is consummated, the Allen Entities shall have the right to require CCI, Holdco and CII to utilize a “closing of the books” or “pro rata” method with respect to Holdco income allocations for the taxable year in which the exchange occurs and, if applicable, CII’s income allocations for such taxable year.  However, all COD income shall be allocated on a closing of the books method.

There shall be no restrictions on the Allen Entities’ ability to liquidate or sell CII following consummation of the Plan; provided, that CII shall have transferred all shares of New Class B Stock and interests in reorganized Holdco to one or more Allen Entities prior or pursuant to such liquidation or sale.

Post-Confirmation Restrictions:  The Plan shall provide that, for a period of at least 6 months following the Effective Date, the Reorganized Company, Holdco, CCO and its direct or indirect subsidiaries shall not negotiate, enter into agreements, understandings or arrangements or consummate transactions in excess of $500 million in total value to the extent that such transactions shall occur at a price in excess of 110% of the value implied by the Plan or appraised values.  Any transactions occurring at a price that implies a value of 110% or lower of the Plan value and appraised values shall not be subject to restriction and shall not be taken into account in determining whether the $500 million limitation has been exceeded.

Post-Effective Date Lock-Up Agreement Additional Consideration: Other Matters
Until the repayment, replacement, refinancing or substantial modification of the CCO Credit Facility, the Allen Entities shall not transfer or sell shares of New Class B Stock received by the Allen Entities under the Plan or convert shares of New Class B Stock received by the Allen Entities under the Plan into New Class A Stock if, immediately after such transfer, sale or conversion, the Allen Entities would cease to own at least 35% of the combined voting power of New Common Stock.  The foregoing provisions will be set forth in a Lock-Up Agreement acceptable to CCI, Allen and the Requisite Holders, which will automatically terminate upon a change of control (to be defined) of the Reorganized Company.

As part of the Allen Entities Settlement, on the initial distribution date under the Plan, the Allen Entities shall receive (1) shares of New Class B Stock representing, as of the Effective Date, 2% of the equity value of the Reorganized Company, after giving effect to the Rights Offering, but prior to the issuance of warrants and equity-based awards provided for by the Plan, and 35% of the combined voting power of the New Common Stock, (2) warrants to purchase shares of New Class A Stock in an aggregate amount equal to 4% of the equity value of the

Reorganized Company, after giving effect to the Rights Offering, but prior to the issuance of warrants and equity-based awards provided for by the Plan, (3) the New CCH II $85M Note, (4) payment of $25 million for amounts owing to CII under the Management Agreement, which shall constitute payment in full thereunder (the “Allen Management Receivable”), (5) $150 million in cash for the CC VIII Preferred Units held by CII described above and (6) the 1% interest in reorganized Holdco described above.  The Allen Management Receivable shall be paid out of cash in excess of $600 million (which amount will be reduced by any cash payment of interest on CCH II Notes exchanged pursuant to the Exchange).  After the Allen Management Receivable is paid in full, the Commitment Fees and the Allen Fee Reimbursement shall be paid on a pari passu basis.

The warrants described above shall have an exercise price per share based on a total equity value equal to the sum of the Plan Value plus the gross proceeds of the Rights Offering, and shall expire seven years after the date of issuance.

For 36 months following the Effective Date, the warrants issued to the Allen Entities as part of the Allen Entities Settlement shall be subject to adjustment for stock dividends, splits or combinations (but not with respect to below market issuances; provided, that the Allen Entities shall have a preemptive right with respect to future below market rights offerings to the extent necessary to maintain the percent equity interest represented by the warrants immediately prior to any such rights offering).  The warrants shall in no event contain other terms and provisions less favorable to the Allen Entities than the terms and provisions of any other warrants or similar rights to be issued under the Plan.

ANNEX A

DEFINED TERMS

“Administrative Expense Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Claims of retained professionals in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

“Affiliate” is as defined in section 101(2) of the Bankruptcy Code.

“Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that is scheduled by the Debtors in their Schedules as neither disputed, contingent nor unliquidated, and as to which the Debtors or other party in interest have not filed an objection by the Claims Objection Bar Date; (b) a Claim that either is not a Disputed Claim or has been Allowed by a Final Order; (c) a Claim that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court or (iii) pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (d) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been Allowed by a Final Order; (e) a Claim that is Allowed pursuant to the terms of the Plan; or (f) a Disputed Claim as to which a proof of Claim has been timely filed and as to which no objection has been filed by the Claims Objection Bar Date.

“Bankruptcy Court” means the United States Bankruptcy Court.

“Causes of Action” means all actions, causes of action, Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“CC VIII Preferred” means the Class A preferred units of CC VIII, LLC.

“CCH” means Charter Communications Holdings, LLC.

“CCH Notes” means:

(a)
the 9.625% Senior Notes of CCH and Holdings Capital Corp due November 15, 2009 issued pursuant to the Indenture, dated as of May 15, 2001, among CCH and Holdings Capital Corp, as issuers, and BNY Midwest Trust Company, as trustee;

(b)
the 9.92% Senior Discount Notes of CCH and Holdings Capital Corp due April 1, 2011 issued pursuant to the Indenture, dated as of March 17, 1999, among CCH and Holdings Capital Corp., as issuers, Marcus Cable Holdings, LLC, as guarantor, and Harris Trust and Savings Bank, as trustee;

(c)
the 10.00% Senior Notes of CCH and Holdings Capital Corp due April 1, 2009 issued pursuant to the Indenture, dated as of January 12, 2000, among CCH and Holdings Capital Corp., as issuers, and Harris Trust and Savings Bank, as trustee;

(d)
the 10.00% Senior Notes of CCH and Holdings Capital Corp due May 15, 2011 issued pursuant to the Indenture, dated as of May 15, 2001, among CCH and Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(e)
the 10.25% Senior Notes of CCH and Holdings Capital Corp due January 15, 2010 issued pursuant to the Indenture, dated as of January 12, 2000, among CCH and Holdings Capital Corp., as issuers, and Harris Trust and Savings Bank, as trustee;

(f)
the 10.75% Senior Notes of CCH and Holdings Capital Corp due October 1, 2009 issued pursuant to the Indenture, dated as of January 10, 2001, among CCH and Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(g)
the 11.125% Senior Notes of CCH and Holdings Capital Corp due January 15, 2011 issued pursuant to the Indenture, dated as of January 10, 2001, among CCH and Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(h)
the 11.75% Senior Discount Notes of CCH and Holdings Capital Corp due January 15, 2010 issued pursuant to the Indenture, dated as of January 12, 2000, among CCH and Holdings Capital Corp, as issuers, and Harris Trust and Savings Bank, as trustee;

(i)
the 11.75% Senior Discount Notes of CCH and Holdings Capital Corp due May 15, 2011 issued pursuant to the Indenture, dated as of May 15, 2001, among CCH and Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(j)
the 12.125% Senior Discount Notes of CCH and Holdings Capital Corp due January 15, 2012 issued pursuant to the Indenture, dated as of January 14, 2002, among CCH and Holdings Capital Corp, as issuers, and BNY Midwest Trust Company, as trustee; and

(k)
the 13.50% Senior Discount Notes of CCH and Holdings Capital Corp. due January 15, 2011 issued pursuant to the Indenture, dated as of January 10, 2001, among CCH and Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee.

“CCH I Notes” means the 11.00% Senior Secured Notes of CCH I, LLC and CCH I Capital Corp. due 2015 issued pursuant to the Indenture, dated as of September 28, 2005, among CCH I, LLC and CCH I Capital Corp., as issuers, CCH, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee.

“CCH II Notes” means:

(a)
the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2010 issued pursuant to the Indenture, dated as of September 23, 2003, among CCH II, LLC and CCH II Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee;

(b)
the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2010 issued pursuant to the First Supplemental Indenture, dated as of January 30, 2006, among CCH II, LLC and CCH II Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee;

(c)
the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2010 issued pursuant to the Second Supplemental Indenture, dated as of September 14, 2006, among CCH II, LLC and CCH II Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee;

(d)
the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2013 issued pursuant to the Indenture, dated as of September 14, 2006, among CCH II, LLC and CCH II Capital Corp., as issuers, CCH, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee; and

(e)
the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2013 issued pursuant to the First Supplemental Indenture, dated as of July 2, 2008, among CCH II, LLC and CCH II Capital Corp., as issuers, CCH, as parent guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“CCHC” means CCHC, LLC.

“CCHC Note” means the 14% Subordinated Accreting Note, dated as of October 31, 2005, issued by CCHC in favor of CII.

“CCI Notes” means:

(a)	the 5.875% Convertible Senior Notes of CCI due 2009 issued pursuant to the Indenture, dated as of November 22, 2004, among CCI and Wells Fargo Bank, N.A., as trustee; and

(b)	the 6.50% Convertible Senior Notes of CCI due 2027 issued pursuant to the Indenture, dated as of October 2, 2007, among CCI and The Bank of New York Trust Company, N.A., as trustee.

“CCO” means Charter Communications Operating, LLC.

“CCO Credit Facility” means the Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated on March 6, 2007, among CCO, CCO Holdings, LLC, the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Chase Bank, N.A., as administrative agent, J.P. Morgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, Citicorp North America, Inc., Deutsche Bank Securities Inc., General Electric Capital Corporation and Credit Suisse Securities (USA) LLC, as revolving facility co-documentation agents, and Citicorp North America, Inc., Credit Suisse Securities (USA) LLC, General Electric Capital Corporation and Deutsche Bank Securities Inc., as term facility co-documentation agents.

“CCO Notes” means:

(a)
the 8% Senior Second Lien Notes of CCO and CCOC due April 30, 2012 and the 8 3/8% Senior Second Lien Notes of CCO and CCOC due April 30, 2014 issued pursuant to the Indenture, dated as of April 27, 2004, among CCO and CCOC, as issuers, each of the guarantors from time to time party thereto, as guarantors, and Wells Fargo Bank, N.A., as trustee; and

(b)
the 10.875% Senior Second Lien Notes of CCO and CCOC due September 15, 2014 issued pursuant to the Indenture, dated as of March 19, 2008, among CCO and CCOC, as issuers, each of the guarantors from time to time party thereto, as guarantors, and Wilmington Trust Company, as trustee.

“CCO Swap Agreements” means interest rate swaps entered into under ISDA Master Agreements with counterparties who were at the time of the relevant transaction lenders or affiliates of under the CCO Credit Facility and which constitute Specified Hedge Agreements under the CCO Credit Facility that share in the collateral pledged to the CCO Credit Facility lenders.

“CCOC” means Charter Communications Operating Capital Corp.

“CCOH Credit Facility” means the Credit Agreement, dated as of March 6, 2007, among CCO Holdings, LLC, the several banks and other financial institutions or entities from time to time parties thereto, Bank of America, N.A., as administrative agent, Banc of America Securities LLC and J.P. Morgan Securities Inc., as co-syndication agents, and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as co-documentation agents.

“CCOH Notes” means the 8.75% Senior Notes of CCO Holdings, LLC and CCO Holdings Capital Corp. due November 15, 2013 issued pursuant to the Indenture, dated as of November 10, 2003, among CCO Holdings, LLC and CCO Holdings Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee.

“Chapter 11 Cases” mean (a) when used with reference to a particular Debtor, the chapter 11 case to be filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases for all of the Debtors.

“CIH” means CCH I Holdings, LLC.

“CIH Capital” means CCH I Holdings Capital Corporation.

“CIH Notes” means the following notes issued pursuant to the Indenture, dated as of September 28, 2005, among CIH and CIH Capital, as issuers, CCH, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee:

(a)	9.920% Senior Accreting Notes of CIH and CIH Capital due April 1, 2014;

(b)	10.00% Senior Accreting Notes of CIH and CIH Capital due May 15, 2014;

(c)	11.125% Senior Accreting Notes of CIH and CIH Capital due January 15, 2014;

(d)	11.75% Senior Accreting Notes of CIH and CIH Capital due May 15, 2014;

(e)	12.125% Senior Accreting Notes of CIH and CIH Capital due January 15, 2015; and

(f)	13.50% Senior Accreting Notes of CIH and CIH Capital due January 15, 2014.

“Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

“Claims Objection Bar Date” means, for each Claim, the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claims.

“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified having been satisfied or waived.

“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to, among others, section 1129 of the Bankruptcy Code.

“Consummation” means the occurrence of the Effective Date.

“Creditor” means any holder of a Claim.

“D&O Liability Insurance Policies” mean all insurance policies for directors and officers’ liability maintained by the Debtors as of the Petition Date.

“Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

“Disclosure Statement” means the disclosure statement for the Plan, as amended, supplemented or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b) and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable law.

“Disputed Claim” means, with respect to any Claim, any Claim that is not yet Allowed pursuant to this Term Sheet.

“Effective Date” means the date that all conditions to the effectiveness of the Plan have been satisfied or waived.

“Equity Threshold” means, at all times, (i) the Allen Entities shall have the power, directly or indirectly, to vote or direct the voting of Interests having at least 35% (determined on a fully diluted basis) of the ordinary voting power for the management of CCO, (ii) there shall be no consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Allen Entities has the power, directly or indirectly, to vote or direct the voting of Interests having more than 35% (determined on a fully diluted basis) of the ordinary voting power for the management of CCO, unless the Allen Entities has the power, directly or indirectly, to vote or direct the voting of Interests having a greater percentage (determined on a fully diluted basis) of the ordinary voting power for the management of the CCO than such “person” or “group” and (iii) there shall be no consummation of any transaction (including, any merger or consolidation) the result of which is that any “Section 13 Person” other than Mr. Allen or a “Related Party” becomes the “Beneficial Owner,” directly or indirectly, of more than 35% of the “Voting Stock” of issuer or a “Parent,” measured by voting power rather than number of shares, unless Mr. Allen or a “Related Party” “Beneficially Owns,” directly or indirectly, a greater percentage of “Voting Stock” of issuer or such “Parent,” as the case may be,  measured by voting power rather than number of shares, than such “Section 13 Person” (as such terms are defined in the indentures governing the CCO Notes and CCOH Indenture and the CCOH Credit Facility).

“Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 case pursuant to section 541 of the Bankruptcy Code.

“Exchange Agreement” means the exchange agreement, dated as of November 12, 1999, by and among CCI, CII and Vulcan Cable III Inc, as amended.

“Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Exculpated Parties” means the Debtors and each party who signs a plan support agreement, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives.

“Fees” means the reasonable fees, costs or charges provided for under the applicable agreement.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

“General Unsecured Claims” mean any and all Claims against any of the Debtors that are not a/an (a) Administrative Expense Claim; (b) Priority Tax Claim; (c) Other Priority Claim; (d) CCO Credit Facility Claim; (e) CCO Swap Agreement Claim; (f) CCO Note Claim; (e) CCOH Credit Facility Claim; (f) CCOH Note Claim; (g) Other Secured Claim; (h) CCH II Note Claim; (i) CCH I Note Claim; (j) CIH Note Claim; (k) CCH Note Claim; (l) CCHC Note Claim; (m) Holdco Claim; (n) CCI Claim; and (o) Intercompany Claim.

“Holdco” means Charter Communications Holding Company, LLC.

“Holdco Notes” means:

(a)	the 5.875% Mirror Convertible Senior Note of Holdco due November 16, 2009 issued pursuant to the Holdco Mirror Notes Agreement, dated as of November 22, 2004, among CCI and Holdco; and

(b)	the 6.50% Mirror Convertible Senior Note of Holdco due October 1, 2027 issued pursuant to the Holdco Mirror Notes Agreement, dated as of October 2, 2007, among CCI and Holdco.

“Holdings Capital Corp” means Charter Communications Holdings Capital Corporation.

“Impaired” means Claims in an Impaired Class.

“Impaired Class” means an Impaired Class within the meaning of section 1124 of the Bankruptcy Code.

“Intercompany Claims” mean any and all Claims of a Debtor against another Debtor.

“Interest” means any: (a) equity security in a Debtor, including all issued, unissued, authorized, or outstanding shares of stock together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto or (b) partnership, limited liability company, or similar interest in a Debtor.

“Key Executives” means the Chief Financial Officer, Chief Marketing Officer, Chief Technical Officer, General Counsel & Secretary, Chief Accounting Officer, Treasurer, SVP – IT, SVP – Business

Development, SVP – Customer Operations, SVP – Media, President – West Division and President – East Division.

“Management Agreement” means the Amended and Restated Management Agreement, dated as of June 19, 2003, between CCO and CCI.

“Mutual Services Agreement” means the Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003, between CCI and Holdco.

“Non-Released Parties” means those entities (other than Releasing Parties) identified in the Plan Supplement as Non-Released Parties.

“Other Priority Claims” mean any and all Claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim.

“Other Secured Claims” mean any secured Claim, other than CCO Credit Facility Claims, CCO Swap Agreement Claims and CCOH Credit Facility Claims.

“Petition Date” means the date on which the Debtors file their voluntary petitions commencing cases in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

“Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to be filed prior to the hearing at which the Bankruptcy Court considers whether to confirm the Plan, as amended, supplemented or modified from time to time in accordance with the terms hereof and the Bankruptcy Code and the Bankruptcy Rules.

“Plan Value” means $665 million.

“Post-Petition Interest” means with respect to:

(a)
the CCO Credit Facility, accrued and unpaid interest pursuant to the CCO Credit Facility from the Petition Date through the Effective Date at the non-default or default rate, as mutually agreed to by Debtors, the Requisite Holders and the Allen Entities;

(b)
the CCO Notes, accrued and unpaid interest pursuant to the applicable indenture from the Petition Date through the Effective Date at the non-default rate unless (1) otherwise mutually agreed to by the Debtors, the Requisite Holders and the Allen Entities or (2) the Bankruptcy Court orders otherwise;

(c)
the CCOH Credit Facility, accrued and unpaid interest pursuant to the CCOH Credit Facility from the Petition Date through the Effective Date at the non-default rate unless (1) otherwise mutually agreed to by the Debtors, the Requisite Holders and the Allen Entities or (2) the Bankruptcy Court orders otherwise;

(d)
the CCOH Notes, accrued and unpaid interest pursuant to the applicable indenture from the Petition Date through the Effective Date at the non-default rate unless (1) otherwise mutually agreed to by the Debtors, the Requisite Holders and the Allen Entities or (2) the Bankruptcy Court orders otherwise;

(e)	Other Secured Claims, interest accruing on such Claims from the Petition Date through the Effective Date at the rate set forth in the contracts or other applicable documents giving rise to such Claims (to the extent lawful) or, if the applicable instruments do not specify a rate of interest, at the federal judgment rate as provided for in 28 U.S.C. § 1961 as in effect on the Petition Date; and

(f)
the CCH II Notes, accrued and unpaid interest pursuant to the applicable indenture from the Petition Date through the Effective Date at the non-default rate unless (1) otherwise mutually agreed to by the Debtors, the Requisite Holders and the Allen Entities or (2) the Bankruptcy Court orders otherwise.

For the avoidance of doubt, except as required under applicable non-bankruptcy law, Post-Petition Interest will not be paid on Allowed Administrative Expense Claims (including professional fee Claims).

“Priority Tax Claims” mean any and all Claims of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Releasing Parties” means the Debtors and the parties who sign plan support agreements.

“Record Date” means a date prior to the date chosen by CCI on which the Rights Offering shall commence, which record date shall be reasonably satisfactory to the Debtors and the Requisite Holders.

“Reorganized Company” means CCI after the Effective Date.

“Reorganized Debtors” means, collectively, the Debtors after the Effective Date.

“Section 510(b) Claims” means any Claim arising from rescission of a purchase or sale of security (including any Interest) of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim, shall be subordinated to all Claims or Interests that are senior to or equal the Claim or Interest represented by such security, except that if such security is common stock, such Claim has the same priority as common stock.

“Unimpaired” means Claims in an Unimpaired Class.

“Unimpaired Class” means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

ANNEX B

TERMS OF NEW CCH II INDENTURE

Issuers	CCH II, LLC and CCH II Capital Corp.

Amount
$1.477 billion (plus accrued but unpaid interest to the Petition Date plus Post-Petition Interest (in each case unless paid in cash) on exchanged CCH II Notes, but excluding any call premiums or any prepayment penalties) plus $85 million for the New CCH II $85M Note.

Maturity	Seven years

Interest	Interest will accrue from and including the settlement date and will be payable in cash semi-annually, in arrears, on February 15 and August 15 of each year, beginning on February 15, 2010.

Interest Rate	The per annum interest rate on the New CCH II Notes will be 13.5%.

Ranking	The New CCH II Notes will be the senior unsecured obligations of CCH II and will rank pari passu to all of CCH II’s existing and future unsecured senior indebtedness.

Guarantee	CCI and/or any other parent company may, at the option of such parties, guarantee the New CCH II Notes.

Optional Redemption
CCH II may redeem, at its option, the New CCH II Notes in whole or in part from time to time beginning on the third anniversary of the issuance thereof at par plus 1/2 of coupon dropped down to 1/4 and 1/8 annually thereafter.  Prior to then, CCH II can be redeemed via a make-whole (T+50) and equity clawback (up to 35%), excluding any equity issuance associated with the Financing Transactions.

Financial Reporting	The financial reporting shall be satisfied by the filings of CCI or another parent company, to the extent such filings do not reflect the financials or assets of other material operations.

Change of Control
Upon the occurrence of a Change of Control, each holder of the New CCH II Notes will have the right to require CCH II to repurchase all or any part of that holder’s New CCH II Notes at a repurchase price equal to 101% of the aggregate principal amount of the New CCH II Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase.  Change of Control shall be standard HY with a trigger at 50.1%.  The Committee Members shall be “Related Persons” (i.e., do not count towards 50.1%) (carve out for Paul Allen as well).  Current clause (6) (maintaining holding company structure) will be removed.

Restrictive Covenants	The indenture shall contain the following covenants substantially similar to current CCH II 2013 (September 2006) indenture as follows with the leverage ratio indicated.

Restrictions on the ability of CCH II and CCH II’s restricted subsidiaries to: (1) incur indebtedness; (2) create liens; (3) pay dividends or make distributions in respect of capital stock and other restricted payments; (4) make investments; (5) sell assets; (6) create restrictions on the ability of restricted subsidiaries to make certain payments; (7) enter into transactions with affiliates; or (8) consolidate, merge or sell all or substantially all assets.  However, such covenants will be subject to a number of important qualifications and exceptions including, without limitation, provisions allowing CCH II and its restricted subsidiaries, as long as CCH II’s leverage ratio is not greater than 5.75 to 1.0, to incur additional indebtedness and make investments.

Events of Default	The events of default will be substantially similar as those contained in the current CCH II notes.

Debt Incurrence	For the avoidance of doubt, the indenture will confirm the fact that the credit facility debt was incurred as ratio debt.

Restricted Payments
RPs shall be reset at emergence and will build per 2006 indenture.  COD income is excluded from any calculation of RPs and will start at $500 million.  Existing carve outs remain and carve out for preferred stock issued in the Financing Transactions dividends to be added.

Securities Act
The New CCH II Notes shall be issued under 4(2) for committee members (such holders will sell under Rule 144A or Rule 144) and 1145 for non-committee members. Customary registration rights for holders of 4(2) securities to be granted.

ANNEX C

ROLLOVER COMMITMENT PARTIES AND COMMITMENT AMOUNTS

(Previously provided)

ANNEX D

NEW DEBT COMMITMENT PARTIES AND COMMITMENT AMOUNTS

(Previously provided)

ANNEX E

EQUITY BACKSTOP PARTIES AND COMMITMENT AMOUNTS

(Previously provided)